Exhibit 10.29

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into on April 15, 2014, but effective as of the Effective Date (as defined below), by and between Energy XXI (Bermuda) Limited (the “Company”) and T. J. Thom (“Consultant”). The Company and Consultant are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, the Company wishes to engage Consultant to provide certain consulting services to the Company, and Consultant wishes to be engaged in such capacity, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Effective Date. The “Effective Date” of this Agreement shall be the date of the closing of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, by and among the Company, Energy XXI Gulf Coast, Inc., Clyde Merger Sub, Inc. and EPL Oil & Gas, Inc., dated as of March 12, 2014 (as same may be amended from time to time, the “Merger Agreement”). The Company acknowledges that Consultant is, on the date this Agreement was executed, Chairman, President and Chief Executive Officer of EPL Oil & Gas, Inc. Prior to the Effective Date, neither Consultant nor the Company will have any obligations whatsoever under this Agreement.

2. Engagement; Term. Subject to the occurrence of, and effective as of, the Effective Date, the Company engages Consultant to serve as a consultant to the Company, and Consultant accepts such engagement. Unless earlier terminated pursuant to Section 6 below, the term of Consultant’s engagement hereunder (the “Term”) shall commence on the Effective Date and continue until the date that is six months after the Effective Date. For the avoidance of doubt, if the Merger Agreement is terminated under circumstances in which the Merger is not consummated, then this Agreement will terminate and be null and void ab initio.

3. Consulting Services. During the Term, Consultant shall provide such consulting services (the “Consulting Services”) as may be reasonably requested of Consultant from time to time by the Company. The Consulting Services shall include providing post-closing integration support; identifying, developing and pursuing strategic business opportunities on behalf of the Company; and providing general business consulting services. As an independent contractor, Consultant will not be required to devote a specific amount of time to the provision of Consulting Services and is free to provide services to other entities during the Term as long as Consultant does not violate any of the terms of this Agreement, including Section 10. Consultant agrees to attend such meetings as the Company may reasonably request, at times and places reasonably convenient to Consultant’s schedule, for proper communication of Consultant’s advice and consultation. Consultant shall coordinate the furnishing of Consultant’s services pursuant to this Agreement with the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant.

4. Consulting Fee. In consideration of Consultant’s performance of the Consulting Services, during the Term, the Company shall pay Consultant a consulting fee at the rate of $83,333.33 per month (the “Consulting Fee”), payable monthly in advance during the Term; provided, however, that the first Consulting Fee payment shall be made on the Effective Date. Consultant acknowledges and agrees that (a) the Company is not required to withhold federal or state income, gross receipts or similar taxes from the Consulting Fee paid to Consultant hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts or similar taxes at the source of payment of wages, (b) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of Consultant with respect to the Consulting Fee, and (c) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant.

5. Expense Reimbursement. The Company shall reimburse Consultant within 30 days of submission for all reasonable and documented business expenses actually incurred by Consultant in the performance of the Consulting Services hereunder, in accordance with the Company’s expense reimbursement policies. If and to the extent reasonably necessary in order for Consultant to perform the services requested by the Company, the Company will provide, at the Company’s sole expense, reasonable office space and personnel support.

6. Termination. This Agreement may be terminated by (a) Consultant, for any reason or no reason at all, upon thirty days’ prior written notice to the Company; (b) mutual agreement of the Parties; or (c) either Party upon material breach by the other Party of any term of this Agreement provided that such material breach results in a substantial adverse economic impact to the non-breaching Party (a “Material Breach”). Notwithstanding the provisions of clause (c) in the immediately preceding sentence, in the event of a Material Breach by either Party, the non-breaching Party will not terminate this Agreement unless and until (x) the non-breaching Party has given the breaching Party written notice of such Material Breach, describing in reasonable detail the nature of the material breach, and (y) such Material Breach has not been cured within 30 days after such notice.

7. Amounts Payable upon Termination. Upon termination of this Agreement in accordance with the provisions of Section 6, for whatever reason, the Company shall pay Consultant only the amount of the Consulting Fee that has accrued and has not been paid through the date of termination; provided, however, that if the termination is by Consultant on account of a Material Breach of the terms hereof by Company that is not cured within the applicable cure period, the Company shall pay Consultant the remaining balance of the Consulting Fee through the end of the Term. Except as provided herein, the Company shall have no obligation to pay any additional amount to Consultant upon termination of this Agreement.

8. Independent Contractor. At all times during the Term, Consultant shall be an independent contractor of the Company. In no event shall Consultant be deemed to be an employee of the Company, and Consultant shall not at any time be entitled to any employment rights or benefits from the Company or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf. Consultant acknowledges and agrees that, as a non-employee, Consultant is not eligible for any benefits sponsored by the Company or any other benefit from the Company and, accordingly, Consultant shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company. Consultant shall not at any time communicate or represent to any third party, or cause or knowingly permit any third party to assume, that in performing the Consulting Services hereunder, Consultant is an employee, agent or other representative of the Company or has any authority to bind the Company or act on behalf of the Company. Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless the Company and its respective representatives for all claims, damages, costs and liabilities arising from Consultant’s failure to do so. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

9. Confidential Information.

(a)	Through the performance of the Consulting Services hereunder, Consultant shall have access to confidential and proprietary information of the Company, including some or all of the following documents, materials and information of the Company (collectively the “Confidential Information”): (i) business strategies, corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations and acquisition prospects, (ii) information about exploration, production, marketing and merchandising plans or techniques; (iii) customer and supplier lists, prospective customer information, current and anticipated customer requirements, distribution networks, price lists, market studies and business plans; (iv) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (v) employee and agent training techniques and materials and personnel files, (vi) research and development plans or results, and (vii) all other non-public information that gives the Company a competitive advantage by virtue of its not being publicly known. Notwithstanding the foregoing, the term “Confidential Information” will not include either (i) general industry knowledge acquired by Consultant in the course of his professional career or (ii) names and contact information contained in the contacts, address book or similar files of Consultant’s mobile phone, tablet or laptop or desktop computer.

(b)	Consultant hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its business. Accordingly, subject to the provisions of Section 9(c) below, Consultant hereby covenants and agrees that, without the prior written consent of the Company, Consultant shall not directly or indirectly disclose any Confidential Information to any person or entity outside of the Company and shall not use any Confidential Information other than for the purpose of performing the Consulting Services hereunder.

(c)	The provisions of Section 9(b) shall not apply to information (i) that is or becomes generally known to, and available for use by, the public other than as a result of the Material Breach of this Agreement or any other obligation that Consultant owes the Company, (ii) that is available to Consultant on a non-confidential basis from a source that is not prohibited from disclosing such information to Consultant by a contractual, legal, or fiduciary obligation to the Company, (iii) that is required to be disclosed by applicable law, or (iv) the disclosure of which by Consultant is reasonably necessary for Consultant to satisfy and perform Consultant’s obligations under this Agreement. If Consultant becomes compelled by applicable law or court or arbitrator’s order to disclose any Confidential Information, Consultant shall provide the Company with prompt written notice of such requirement so that the Company may, at the Company’s sole expense, seek a protective order or other remedy prior to, and in respect of, such disclosure. If such a protective order or other remedy is not obtained by, or is not available to the Company, then Consultant shall use commercially reasonable efforts, at the Company’s sole expense, to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Consultant shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

(d)	In signing below, Consultant expressly represents that Consultant is not under any restriction, whether contractual or otherwise, with any third party that would prevent Consultant from providing services to the Company beginning on the Effective Date or entering into this Agreement. In addition, Consultant expressly promises that Consultant will not provide the Company with any confidential, proprietary or legally protected information belonging to any third party and in no circumstances will Consultant use or disclose such information in the course of Consultant’s engagement hereunder.

10. Non-solicitation; Non-competition. Consultant and the Company further agree to the non-solicitation and non-competition provisions of this Section 10 to protect the Confidential Information of the Company disclosed or entrusted to Consultant by the Company or its affiliates or created or developed by Consultant for the Company, to protect the goodwill of the Company, and as a condition of Consultant’s engagement by the Company.

(a)	Business Opportunities. During the Term, Consultant shall not solicit, initiate, facilitate, develop, or pursue any “Business Opportunity” (as defined below) for any person other than the Company unless such Business Opportunity is first presented to the Company and the Company declines to pursue such Business Opportunity; provided, however, that the foregoing will not prohibit Consultant from serving on the board of directors of one or more other companies, including a company that owns or operates oil and gas production assets in the Gulf of Mexico.

“Business Opportunity” means any investment, acquisition, joint venture, partnership, divestiture, exchange or similar transaction involving oil and gas exploration and production assets located in the Gulf of Mexico and valued in excess of $2 million.

(b)	Non-solicitation of Employees. During the Term and for six months following the expiration of this Agreement or earlier termination of this Agreement for any reason, Consultant shall not directly or indirectly solicit, on behalf of Consultant or any other person, any key employee of the Company to leave his or her employment or induce any such key employee to breach his or her employment agreement with the Company.

(c)	Other Business Activities. During the Term, Consultant shall not, without the written consent of the Company: (i) engage in any oil and gas exploration and production activity in the Gulf of Mexico that is competitive with the Business of the Company (as defined below); or (ii) own stock or any other equity interest in an entity that engages in oil and gas exploration or production in the Gulf of Mexico that is competitive with the Business of the Company (other than solely as a holder of not more than 3% of the issued and outstanding shares of any public entity); provided, however, that the foregoing will not prohibit Consultant from (x) owning stock or any other equity interest in, or participating in the management (as an officer, director, manager, partner, or otherwise) of, an entity that engages in oil and gas exploration or production in the Gulf of Mexico, provided that such consolidated enterprise’s oil and gas exploration or production assets constitute no more than 20% of the total book value of all such consolidated enterprise’s assets, (y) serving on the board of directors of one or more other companies, including a company that owns or operates oil and gas exploration or production assets in the Gulf of Mexico or (z) engaging in, or owning equity interests in, an entity that provides services, primarily consisting of oilfield services to persons engaged in the exploration, development or production of crude petroleum and natural gas.

“Business of the Company” means the exploration, development, and production of crude petroleum and natural gas.

11. Relief. The Parties agree and acknowledge that the limitations as to time, geographic area and scope of activity to be restrained set forth in Sections 10(a), (b), and (c) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. The Parties also acknowledge that money damages would not be a sufficient remedy for any Material Breach of Section 9 or Section 10 by Consultant, and the Company and its affiliates shall be entitled to enforce the provisions of Section 9 or Section 10 by terminating this Agreement in accordance with Section 6 and obtaining specific performance and injunctive relief as remedies for such Material Breach or any threatened Material Breach. Such remedies shall not be deemed the exclusive remedies for a Material Breach of this Section 9 or Section 10 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Consultant and Consultant’s agents; provided, however, that in no event shall Consultant be liable for damages resulting from any and all claims that are or could be asserted hereunder in excess of the total amount of Consulting Fees received by Consultant hereunder.

12. Reasonableness; Enforcement. Consultant hereby represents to the Company that Consultant has read and understands, and agrees to be bound by, the terms of Section 10 herein. Consultant acknowledges that the geographic scope and duration of the covenants contained in Section 10 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) Consultant’s level of contact with the business conducted by the Company and its affiliates in the Gulf of Mexico, and (b) the amount of consideration and Confidential Information that Consultant is receiving in connection with the performance of Consultant’s duties as a consultant of the Company and the goodwill that Consultant has built and will continue to help build during his engagement as a consultant of the Company. It is the desire and intent of the Parties that the provisions of Section 10 be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the Parties hereby waive any provision of applicable legal requirements that would render any provision of Section 10 invalid or unenforceable.

13. Reformation. The Parties agree that the foregoing restrictions are reasonable under the circumstances and that any Material Breach of the covenants contained in Section 10 would cause irreparable injury to the Company. Consultant understands that the foregoing restrictions may limit Consultant’s ability to engage in certain businesses during the Term, but acknowledges that such restrictions shall not prevent Consultant from being able to obtain gainful employment. Consultant further acknowledges and agrees that the foregoing restrictions are reasonably limited as to time and place, based upon good consideration and afford reasonable protection for each of the Company, Consultant and the public, and do not impose an unreasonable burden upon any of the Company, Consultant or the public. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction or arbitrator to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court or arbitrator making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete or to solicit other Business Opportunities or employees and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

14. Governing Law. This Agreement and all matters arising out of or relating to this Agreement are governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law thereof.

15. Amendments. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

16. Waiver. Any waiver of a provision of this Agreement shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted. No delay or omission on the part of either Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

17. Assignments; Successors. This Agreement is personal to Consultant and, as such, may not be assigned by Consultant. The Company may assign this Agreement without Consultant’s consent. Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

18. Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Consultant, addressed to:

T. J. Thom

4821 Cedar St.

Bellaire, TX 77401

Email: activemom02@gmail.com

If to the Company, addressed to:

Energy XXI (Bermuda) Limited

1021 Main, Suite 2626

Houston, Texas 77002

Fax: (337) 351-3396

Email: bboyd@energyxxi.com and hmenown@energyxxi.com

Attention: Bo C. Boyd & Hugh A. Menown

19. Certain Construction Rules. The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section” shall be deemed to refer to a section of this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive but instead have the meaning “and/or,” and the terms “including” and “include” shall not be deemed to limit the language preceding such term.

20. Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

21. Code Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance thereunder. Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Code Section 409A. Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursement or in-kind benefit provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the Parties have duly executed this Consulting Agreement as of the Effective Date.

/s/ T.J. Thom
T. J. THOM

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ John D. Schiller, Jr.
Name:	John D. Schiller, Jr.
Title:	Chairman and Chief Executive Officer